Ex. 99.1

NEWS....	Contact: Robert S. Merritt
July 15, 2004, FOR IMMEDIATE RELEASE	Lisa Hathcoat
(813) 282-1225

OUTBACK STEAKHOUSE, INC. COMMENTS ON
SECOND QUARTER OUTLOOK

Tampa, Florida, July 15, 2004 -- Outback Steakhouse, Inc. (NYSE: OSI) said today that based on preliminary results for the quarter ended June 30, 2004, analysts’ earnings expectations have not sufficiently factored in lower than expected same-store sales growth and higher commodity costs, particularly unusually high produce and dairy costs.

Growth in average store volumes, which were reported at the end of each month during the quarter, was below the Company’s expectations and first quarter trends. This will result in slightly higher than expected labor and general and administrative costs as a percentage of sales.  Costs of goods sold for the quarter ended June 30, 2004, as compared with the same period last year, are expected to be 40 basis points higher, which is at the high end of the Company’s previously issued guidance of an increase of 20 to 40 basis points. As a result, analysts’ earnings expectations for the quarter are estimated to be approximately 10% higher than the Company anticipates reporting for the period.

The Company expects to issue a full earnings release on Thursday, July 22, 2004, and will conduct a conference call that morning at 8:30 a.m. Eastern Daylight Savings Time to discuss its financial results for the quarter in detail. The discussion will be carried live on the Internet and can be accessed via the Company’s web site at http://www.outback.com under the Company Info, Investor Relations tab.  Replay of the conference call via the Internet will be available shortly after the event at the same location.

The Outback Steakhouse, Inc. restaurant system operates 852 Outback Steakhouses, 159 Carrabba’s Italian Grills, 43 Bonefish Grills, 24 Fleming’s Prime Steakhouse and Wine Bars, 18 Roy’s, five Cheeseburger in Paradise restaurants and two Lee Roy Selmon’s in 50 states and 21 countries internationally.

Certain statements in the first two paragraphs of this release regarding same-store sales, costs of goods sold and analysts’ expectations are forward-looking, and actual results may differ materially with final review of the results and preparation of quarterly financial statements. Forward-looking statements are based on current expectations that are subject to risks and uncertainties, including, but not limited to, price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; inflation; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts; consumer perception of food safety; local, regional, national and international economic conditions, the seasonality of the Company’s business; demographic trends; the cost of advertising and media; and government actions and policies.  Further information on potential factors that could affect the financial results of Outback Steakhouse, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information in this press release.

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